Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Home Bancorp Wisconsin, Inc.

Madison, Wisconsin

As Of:

May 28, 2013

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Home Bancorp Wisconsin, Inc.

Madison, Wisconsin

As Of:

May 28, 2013

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426           (614) 766-1459 FAX

May 30, 2013

Boards of Directors

Home Savings Bank

Home Bancorp Wisconsin, Inc.

2 South Carroll Street

Madison, Wisconsin 53703

To the Boards:

We hereby submit an independent appraisal (“Appraisal”) of the pro forma market value of the common stock to be issued by the new AJS Bancorp (the “Corporation”) in conjunction with the second stage stock conversion of AJS Bancorp, MHC (the “MHC”) from the mutual to the stock form of ownership. The MHC currently owns 60.8 percent of the stock of AJS Bancorp (the “Bancorp”), the mid-tier holding company of Home Savings Bank (the “Bank”). The remaining 39.2 percent of the Bancorp’s common stock is owned by public shareholders. The Corporation will also issue shares of common stock to its current public shareholders pursuant to an exchange ratio that preserves the 39.2 percent aggregate ownership interest of those public shareholders. The exchange ratios established by the Corporation as applied to the value established herein are 0.7365 shares, 0.8665 shares, 0.9965 shares, and 1.1459 shares for each share of the Corporation’s common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the valuation range. This appraisal was prepared and provided to the Corporation in accordance with regulatory appraisal requirements.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A in the Appraisal, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C in the Appraisal.

Our appraisal is based on the assumption that the data provided to us by the Bancorp and the Bank and the material provided by the independent auditors, Crowe Horwath LLP, Oak Brook, Wisconsin, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

Boards of Directors

Home Savings Bank

Home Bancorp Wisconsin, Inc.

May 30, 2013

In the preparation of this appraisal, we held discussions with the management of the Bancorp and the Bank, with the law firm of Luse Gorman Pomerenk & Schick, PC, Washington, D.C., the Bank’s conversion counsel, and with Keefe, Bruyette & Woods, Inc. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent Business Plan as part of our review process.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Bank’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in such appraisal update.

It is our opinion that as of May 2, 2013, the pro forma market value or appraised value of the Corporation was $17,500,000 at the midpoint, with a public offering of $10,636,500 or 1,063,650 shares at $10 per share, representing 60.8 percent of the total valuation. The pro forma valuation range of the Corporation is from a minimum of $14,875,000 to a maximum of $20,125,000, with a maximum, as adjusted, of $23,143,750, representing public offering ranges of $9,041,025 at the minimum to a maximum of $12,231,975, with a maximum, as adjusted, of $14,066,771, representing 904,103 shares, 1,223,198 shares and 1,406,677 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of the Corporation as of May 2, 2013, is $17,500,000, at the midpoint with a midpoint public offering of $10,636,500.

Very truly yours,

KELLER & COMPANY, INC.

/s/ Keller & Company, Inc.

TABLE OF CONTENTS      (cont.)

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE

1	Consolidated Balance Sheets - At September 30, 2012 and March 31, 2013	71
2	Consolidated Balance Sheets - At September 30, 2008 through 2011	72
3	Consolidated Statements of Income for the Year Ended December 2012 and for the Twelve Months Ended March 31, 2013	73
4	Consolidated Statements of Income for the Years Ended September 30, 2008 through 2011	74
5	Selected Financial Information	75
6	Income and Expense Trends	76
7	Normalized Earnings Trend	77
8	Performance Indicators	78
9	Volume/Rate Analysis	79
10	Yield and Cost Trends	80
11	Net Portfolio Value	81
12	Loan Portfolio Composition	82
13	Loan Maturity Schedule	83
14	Loan Originations and Purchases	84
15	Delinquent Loans	85
16	Nonperforming Assets	86
17	Classified Assets	87
18	Allowance for Loan Losses	88
19	Investment Portfolio Composition	89
20	Mix of Deposits	90
21	Certificates of Deposit by Rate and Maturity	91
22	Certificates of Deposit by Rate	92
23	Borrowed Funds Activity	93
24	Offices of Home Savings Bank	94
25	Management of the Bank	95
26	Key Demographic Data and Trends	96
27	Key Housing Data	97
28	Major Sources of Employment	98
29	Unemployment Rates	99
30	Market Share of Deposits	100
31	National Interest Rates by Quarter	101
32	Thrift Share Data and Pricing Ratios	102
33	Key Financial Data and Ratios	109
34	Recently Converted Thrift Institutions	116
35	Acquisitions and Pending Acquisitions	117

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE

36	Balance Sheets Parameters - Comparable Group Selection	118
37	Operating Performance and Asset Quality Parameters - Comparable Group Selection	120
38	Balance Sheet Ratios Final Comparable Group	125
39	Operating Performance and Asset Quality Ratios Final Comparable Group	124
40	Balance Sheet Totals - Final Comparable Group	125
41	Balance Sheet - Asset Composition Most Recent Quarter	126
42	Balance Sheet - Liability and Equity Most Recent Quarter	127
43	Income and Expense Comparison Trailing Four Quarters	128
44	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	129
45	Yields, Costs and Earnings Ratios Trailing Four Quarters	130
46	Reserves and Supplemental Data	131
47	Valuation Analysis and Conclusions	132
48	Comparable Group Market, Pricings and Financial Ratios - Stock Prices as of May 28, 2013	133
49	Pro Forma Effects of Conversion Proceeds - Minimum	134
50	Pro Forma Effects of Conversion Proceeds - Midpoint	135
51	Pro Forma Effects of Conversion Proceeds - Maximum	136
52	Pro Forma Effects of Conversion Proceeds - Maximum, as Adjusted	137
53	Summary of Valuation Premium or Discount	138

ALPHABETICAL		EXHIBITS
	PAGE

A	Background and Qualifications	139
B	RB 20 Certification	144
C	Affidavit of Independence	145

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of Home Bancorp, Inc. (the “Corporation”), a Maryland corporation, which will be formed as part of the conversion to own all of the to-be-issued shares of common stock of Home Savings Bank (“Home” or the “Bank”), Madison, Wisconsin. The shares of common stock are to be issued in connection with the Bank’s Application for Approval of Conversion from a state-chartered mutual savings bank to a state-chartered stock savings bank.

The Application is being filed with the Federal Deposit Insurance Corporation (“FDIC”), the Wisconsin Division of Financial Institutions (“Division”) and the Securities and Exchange Commission (“SEC”). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Luse Gorman Pomerenk & Schick, PC, Washington, D.C.

This conversion appraisal was prepared based on the guidelines entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization.” The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

Introduction    (cont.)

As part of our appraisal procedure, we have reviewed the audited financial statements for the five fiscal years ended September 30, 2008 through 2012, and unaudited financials for the six months ended March 31, 2012 and 2013, and discussed them with Home’s management and with Home’s independent auditors, Wipfli, LLP, Madison, Wisconsin. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form AC and discussed it with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Home’s main office and three branches and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Wisconsin and the United States. We have also examined the competitive market within which Home operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular. We have examined the performance of selected publicly traded thrift institutions and compared the performance of Home to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.         DESCRIPTION OF HOME SAVINGS BANK

GENERAL

Home Savings Bank (“Home”) was organized in 1895 as a state-chartered savings and loan association, with the name The Home Savings and Loan Association. The Bank converted to a state-chartered mutual savings bank in 1993 and changed its name to Home Savings Bank.

Home conducts its business from its main office and three branches, with its main office and two branches located in Madison, Wisconsin, and another branch located in Stoughton, Wisconsin. The Bank’s primary retail market area is focused on Madison and Stoughton, while the Bank’s lending market extends into the surrounding Dane County. All four offices are located in Dane County.

Home’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Bank Insurance Fund (“BIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). Home is a member of the Federal Home Loan Bank (the “FHLB”) of Chicago and is regulated by the FDIC and the Division. As of March 31, 2013, Home had assets of $123,031,510 deposits of $105,482,092 and equity of $9,772,904.

Home has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Home has been involved in the origination of one- to four-family mortgage loans, which represented 91.6 percent of its loan originations during the fiscal year ended September 30, 2012. One- to four-family mortgage loan originations represented a strong 80.6 percent of loan originations during the six months ended March 31, 2013. At March 31, 2013, 43.4 percent of the Bank’s gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding home equity loans, compared to a smaller 41.3 percent at September 30, 2011, with the primary sources of funds being retail deposits from residents in its local communities and to a much lesser extent, FHLB advances.

General    (cont.)

The Bank is also an originator of multi-family loans, commercial real estate loans, construction loans, commercial business loans, consumer loans, and home equity loans. Consumer loans include primarily student loans, loans on deposit accounts and other secured personal loans.

The Bank had cash and investments of $26.9 million, or 21.9 percent of its assets, excluding FHLB stock which totaled $1.1 million or 0.9 percent of assets at March 31, 2013. The Bank had $646,000 of its investments in mortgage-backed and related securities representing 0.6 percent of assets. Deposits, principal payments, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold in the stock conversion will be $9.5 million or 945,000 shares at $10 per share based on the midpoint of the appraised value of $9.5 million. The net conversion proceeds will be $8.4 million, reflecting conversion expenses of approximately $1.1 million. The actual cash proceeds to the Bank of $6.3 million will represent 75.0 percent of the net conversion proceeds at the midpoint. The ESOP will represent 8.00 percent of the gross shares issued or 75,600 shares at $10 per share, representing $756,000. The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP or to purchase short-and intermediate-term government or federal agency securities.

The Bank has experienced a modest deposit decrease over the past four fiscal years with deposits decreasing 3.0 percent from September 30, 2008, to September 30, 2012, or an average of 0.8 percent per year. From September 30, 2012, to March 31, 2013, deposits then decreased by 2.1 percent or 4.2 percent on an annualized basis, compared to a decrease of 7.3 percent in fiscal 2012.

General    (cont.)

The Bank has focused on reducing its loan activity during the past four years, on improving its asset quality position, on monitoring its net interest margin and earnings and on maintaining a reasonable equity to assets ratio. Equity to assets increased from 7.77 percent of assets at September 30, 2008, to 7.92 percent at September 30, 2012, due to the Bank’s decrease in assets, with earnings impacted by higher provision for loan losses and then increased slightly to 7.94 percent at March 31, 2013, due to the Bank’s shrinkage in assets.

The primary lending strategy of Home has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family mortgage loans, the origination of multi-family loans, the origination of commercial business loans, the origination of home equity loans, and the origination of consumer and other loans, with less activity in commercial real estate loans.

The Bank’s share of one- to four-family mortgage loans has increased modestly from 41.3 percent of gross loans at September 30, 2011, to 43.4 percent as of March 31, 2013. Multi-family loans increased from 23.8 percent of loans to 13.6 percent of loans, and commercial real estate loans decreased from 24.8 percent of loans to 22.9 percent from September 30, 2011, to March 31, 2013. All types of real estate loans as a group increased slightly from 94.4 percent of gross loans at September 30, 2011, to 95.0 percent at March 31, 2013. The increase in real estate loans was offset by the Bank’s decreases in consumer loans and commercial loans. The Bank’s share of commercial loans witnessed a decrease in their share of loans from 2.5 percent at September 30, 2011, to 2.3 percent at March 31, 2013, and the Bank’s share of consumer loans decreased from 3.1 percent to 2.7 percent, during the same time period.

General    (cont.)

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank’s level of nonperforming assets. At September 30, 2011, Home had $1,080,000 in its loan loss allowance or 1.10 percent of gross loans, and 78.8 percent of nonperforming loans with the loan loss allowance increasing to $1,177,000 and representing a higher 1.42 percent of gross loans and a higher 179.7 percent of nonperforming loans at March 31, 2013.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a continued emphasis on strengthening noninterest income and controlling noninterest expenses. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and continue to maintain its higher noninterest income and lower nonperforming assets.

PERFORMANCE OVERVIEW

The financial position of Home at fiscal year end September 30, 2008, through September 30, 2012, and at March 31, 2013, is shown in Exhibits 1 and 2, and the earnings performance of Home for the fiscal years 2008 through 2012 and for the twelve months ended March 31, 2013, is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at September 30, 2010 through 2012, and at March 31, 2013. Home has focused on reducing its loan portfolio and asset base, increasing in cash and investments, and decreasing retail deposits from 2010 through 2012. The most recent trend for the Bank from September 30, 2012, through March 31, 2013, was a modest decrease in assets, a modest decrease in cash and investments, and a modest decrease in loans with a modest decrease in deposits.

With regard to the Bank’s historical financial condition, Home has experienced a significant decrease in assets from September 30, 2010, through September 30, 2012, with a stronger decrease in loans, a significant decrease in deposits and a moderate decrease in the dollar level of equity over the past two years.

The Bank witnessed a decrease in assets of $27.4 million or 17.8 percent for the period of September 30, 2010, to September 30, 2012, representing an average annual decrease of 8.9 percent. For the six months ended March 31, 2013, assets decreased $3.7 million or 3.0 percent, or 6.0 percent, annualized. Over the past two fiscal periods, the Bank experienced its largest dollar decrease in assets of $19.0 million in fiscal year 2011, due primarily to a $17.2 million decrease in loans, with a corresponding $7.8 million decrease in deposits and a $10.6 million decrease in FHLB advances. During the Bank’s most recent fiscal year of 2012, assets decreased $8.4 million or 6.2 percent.

Home’s loan portfolio, which includes mortgage loans and nonmortgage loans, decreased from $119.7 million at September 30, 2010, to $83.0 million at September 30, 2012, and represented a total decrease of $36.7 million, or 30.7 percent. The average annual decrease during that period was 15.3 percent. For the six months ended March 31, 2013, loans decreased $1.4 million or 1.7 percent to $81.6 million.

Performance Overview    (cont.)

Home has obtained funds through deposits and FHLB advances with a moderate use of FHLB advances totaling $5.5 million at March 31, 2013. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for competing for retail deposits. Deposits decreased $16.3 million or 13.2 percent from fiscal 2010 to 2012, representing an average annual rate of decrease of 6.6 percent, and decreasing $8.5 million or 7.3 percent to $107.7 million at September 30, 2012 from December 31, 2011. For the six months ended March 31, 2013, deposits decreased by just $2.2 million or 2.1 percent to 105.5 million. The deposit shrinkage has been ratable over the last two- and a-half years.

The Bank witnessed a decrease in its dollar equity level from 2010 to 2012, with an increase occurring in fiscal 2012 due to the gain on the sale of an office. Equity also decreased in the six months ended March 31, 2013. At September 30, 2010, the Bank had an equity level of $10.7 million, representing an 6.93 percent equity to assets ratio and decreased to $10.0 million at September 30, 2012, representing a higher 7.92 percent equity to assets ratio. At March 31, 2013, equity was a slightly lower $9.8 million and a slightly higher 7.94 percent of assets.

The overall increase in the equity to assets ratio from September 30, 2010, to September 30, 2012, was the result of the Bank’s shrinkage in assets in 2011 and 2012. The dollar level of equity decreased 6.1 percent from September 30, 2010, to September 30, 2012, representing an average annual decrease of 3.0 percent, and then decreased 2.6 percent from September 30, 2012, through March 31, 2013.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Home. This table provides key income and expense figures in dollars for the fiscal years of 2010 through 2012, and for the six months ended March 31, 2012 and 2013.

Home witnessed a moderate decrease in its dollar level of interest income from fiscal 2010 to fiscal 2012. Interest income was $6.5 million in 2010 and a lower $5.1 million in 2012. Interest income then decreased modestly in the six months ended March 31, 2013, to $2.2 million or $4.4 million, annualized, compared to $5.1 million in 2012.

The Bank’s interest expense also experienced a decrease from fiscal year 2010 to 2012. Interest expense decreased from $2.2 million in 2010 to $1.1 million in 2012, representing a decrease of $1.1 million or 50.0 percent. Interest income decreased a larger $1.4 million or 21.5 percent. Such decrease in interest income from 2010 through 2012, notwithstanding the smaller decrease in interest expense, resulted in a dollar decrease in annual net interest income and a modest decrease in net interest margin. Interest expense then decreased in the six months ended March 31, 2013, to $408,000 or $816,000, annualized, compared to $1.1 million in interest expense in fiscal 2012.

The Bank has made provisions for loan losses in each of the past three fiscal years of 2010 through 2012 and also made provisions in the six months ended March 31, 2013. The amounts of those provisions were determined in recognition of the Bank’s levels of loans, nonperforming assets, charge-offs and repossessed assets. The loan loss provisions were $1,077,000 in 2010, $1,942,000 in 2011 and $1,025,000 in 2012, with provisions of $395,000 in the six months ended March 31, 2013. The impact of these loan loss provisions has been to provide Home with a general valuation allowance of $1,177,000 at March 31, 2013, or 1.42 percent of gross loans and 78.1 percent of nonperforming assets.

Income and Expense    (cont.)

Total other income or noninterest income indicated an increase from 2010 to 2012. Noninterest income was $813,000 or 0.54 percent of assets in 2010 and a higher $2.4 million in fiscal year 2012 or 1.80 percent of assets, including $1.0 million in gains on the sale of assets. In the six months ended March 31, 2013, noninterest income was $599,000, representing 0.96 percent of assets on an annualized basis. Noninterest income consists primarily of service charges, income from Bank Owned Life Insurance, gains on the sale of assets and other income.

The Bank’s general and administrative expenses or noninterest expenses decreased from $5.2 million for the fiscal year of 2010 to $5.1 million for the fiscal year ended September 30, 2012, representing an average annual decrease of 1.3 percent and then decreased to $4.9 million for the six months ended March 31, 2013, on an annualized basis, representing a decrease of 3.6 percent from fiscal 2012. On a percent of average assets basis, operating expenses increased from 3.50 percent of average assets for the fiscal year ended September 30, 2010, to 3.90 percent for the fiscal year ended September 30, 2012, and then increased to 3.92 percent for the six months ended March 31, 2013, annualized.

The net earnings position of Home has indicated noticeable volatility from 2010 through 2012 and in the six months ended March 31, 2013. The annual net income (loss) figures for the fiscal years of 2010, 2011 and 2012 were $(673,000), $(877,000) and $183,000, respectively, representing returns on average assets of (0.45) percent, (0.62) percent and 0.14 percent for fiscal years 2010, 2011 and 2012, respectively. For the six months ended March 31, 2013, Home incurred a net loss of $248,000, representing a return on average assets of (0.20) percent or (0.40) percent, annualized.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended March 31, 2013. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There were no income or expense adjustments resulting in normalized earnings equal to actual earnings for the twelve months ended March 2013, of $(200,000).

Income and Expense    (cont.)

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on average assets changed from (0.45) percent in fiscal year 2010, to (0.62) percent in 2011, and changed to 0.14 percent in 2012, with the overall higher earnings from 2012 due to the Bank’s gain on sale of assets. Return on average assets was (0.40)% annualized for the six months ended March 31, 2013.

The Bank’s net interest rate spread increased from 3.52 percent in 2010, then increased to 3.61 percent in 2012 and then decreased to 3.31 percent for the six months ended March 31, 2013. The Bank’s net interest margin indicated a similar trend, increasing from 3.47 percent in 2010 to 3.59 percent in 2012 and then decreased to 3.32 percent for the six months ended March 31, 2013. Home’s net interest rate spread increased 9 basis points from 2010 to 2012, and then decreased 30 basis points in the six months ended March 31, 2013. The Bank’s net interest margin followed a similar trend, increasing 12 basis points from 2010 to 2012 and then decreasing 27 basis point for the six months ended March 31, 2013.

The Bank’s return on average equity increased from 2010 to 2012. The return on average equity increased from (6.32) percent in 2010, to 1.83 percent in 2012, and then decreased to (5.0) percent, annualized, for the six months ended March 31, 2013.

Home’s ratio of average interest-earning assets to interest-bearing liabilities increased modestly from 95.89 percent at September 30, 2011, to 97.98 percent at September 30, 2012, and then increased to 101.56 percent at March 31, 2013. The Bank’s increase in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s larger decrease in its interest-bearing liabilities.

Income and Expense    (cont.)

The Bank’s ratio of noninterest expenses to average assets increased from 3.50 percent in fiscal year 2010 to 3.50 percent in fiscal year 2011, increased to 3.97 percent in fiscal year 2012 and continued to increase to 4.04 percent, based on the six months ended March 31, 2013, annualized. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 59.8 percent for all thrifts and 73.4 percent for thrifts with assets of $100.0 million to $1.0 billion, with the lower the ratio indicating higher efficiency. The Bank has been characterized with a moderately lower level of efficiency historically reflected in its higher efficiency ratio, which decreased from 102.02 percent in 2010 to 92.33 percent in 2011, then decreased to 80.27 percent in 2012 and then increased to 101.70 percent in the six months ended March 31, 2013. The 2012 ratio decrease was due to a $1.0 million gain on sale of assets.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total assets is a key indicator of asset quality. Home witnessed a decrease in its nonperforming loans ratio from 2010 to 2012, which then also decreased in the six months ended March 31, 2013, and the ratio is currently lower than the industry norm. Nonperforming loans, by definition, consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least three months, and nonaccruing loans. Home’s nonperforming loans consisted of nonaccrual loans with no loans 90 days or more past due. The ratio of nonperforming loans to total loans was 0.80 percent at March 31, 2013, decreasing from 1.21 percent at September 30, 2012, and 3.96 percent at September 30, 2010.

Income and Expense    (cont.)

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming assets. The Bank’s allowance for loan losses was 1.45 percent of loans at September 30, 2010, and decreased to 1.32 percent at September 30, 2012, then increased to 1.41 percent of loans at March 31, 2013. As a percentage of nonperforming loans, Home’s allowance for loan losses to nonperforming loans was 36.87 percent at September 30, 2010, and a higher 112.38 percent at September 30, 2012, and increased again to 179.77 percent at March 31, 2013.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the 2012 fiscal years and for the six months ended March 31, 2013. For the year ended September 30, 2012, net interest income decreased $244,000, due to a decrease in interest income of $733,000, reduced by a $489,000 decrease in interest expense. The decrease in interest income was due to a decrease due to rate of $33,000 accented by a decrease due to volume of $700,000. The decrease in interest expense was due to a $198,000 decrease due to rate, accented by a $291,000 decrease, due to volume.

For the six months ended March 31, 2013, net interest income decreased $259,000, due to a decrease in interest income of $469,000, reduced by a $210,000 decrease in interest expense. The decrease in interest income was due to a decrease due to volume of $213,000 accented by a decrease due to rate of $256,000. The decrease in interest expense was due to a $108,000 decrease due to rate, accented by a $102,000 decrease due to volume.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended September 30, 2011 and 2012, for the six months ended March 31, 2012 and 2013, and at March 31, 2013, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Home’s weighted average yield on its loan portfolio increased 1 basis points from fiscal year 2011 to 2012, from 5.28 percent to 5.29 percent and then decreased 37 basis points to 4.92 percent for the six months ended March 31, 2013. The yield on investment securities increased 8 basis points from 1.65 percent in 2011 to 1.73 percent in fiscal year 2012, and then decreased 8 basis points to 1.65 percent for the six months ended March 31, 2013. The yield on other interest-earning assets decreased 58 basis points from fiscal year 2011 to 2012, from 1.34 percent to 0.76 percent, and then decreased 23 basis points to 0.53 percent for the six months ended March 31, 2013. The combined weighted average yield on all interest-earning assets decreased 19 basis points to 4.59 percent from fiscal year 2011 to 2012 and then decreased 52 basis points to 4.07 percent for the six months ended March 31, 2013. The weighted average yield on all interest-earning assets was a lower 4.03% at March 31, 2013.

Home’s weighted average cost of interest-bearing liabilities decreased 28 basis points to 0.98 percent from fiscal year 2011 to 2012, which was greater than the Bank’s 19 basis point decrease in yield, resulting in an increase in the Bank’s net interest rate spread of 9 basis points from 3.52 percent to 3.61 percent from 2011 to 2012. Then the Bank’s interest rate spread decreased 30 basis points to 3.31 percent for the six months ended March 31, 2013. The Bank’s net interest margin increased from 3.47 percent in fiscal year 2011 to 3.59 percent in fiscal year 2012, representing an increase of 12 basis points, and then decreased 27 basis point to 3.32 percent for the six months ended March 31, 2013.

The Bank’s ratio of average interest-earning assets to interest-bearing liabilities increased from 95.89 percent for the year ended September 30, 2011, to 101.56 percent for the six months ended March 31, 2013.

INTEREST RATE SENSITIVITY

Home has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of interest rate risk exposure by maintaining higher shares of adjustable-rate residential mortgage loans and adjustable-rate home equity loans, and modest shares of commercial real estate and multi family loans to offset its higher share of fixed-rate residential mortgage loans. Home recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to reduce their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Home has responded to the interest rate sensitivity issue by increasing its shares of adjustable-rate one to four family loans and home equity loans and reducing its fixed-rate one- to four-family loans.

The Bank measures its interest rate risk through the use of its economic value of equity (“EVE”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The EVE for the Bank is calculated on a quarterly basis by an outside firm, showing the Bank’s EVE to asset ratio, the dollar change in EVE, and the change in the EVE ratio for the Bank under rising and falling interest rates. Such changes in EVE ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, sale of fixed-rate loans, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Interest Rate Sensitivity    (cont.)

Exhibit 11 provides the Bank’s EVE levels and ratios as of December 31, 2012, based on the most recent calculations and reflects the changes in the Bank’s EVE levels under rising and declining interest rates.

The Bank’s change in its EVE level at December 31, 2012, based on a rise in interest rates of 100 basis points was a 9.52 percent increase, representing a dollar increase in equity value of $877,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s EVE level was estimated to decrease 13.89 percent or $1,280,000 at December 31, 2012. The Bank’s exposure increases to a 19.92 percent increase under a 200 basis point rise in rates, representing a dollar increase in equity of $1,835,000. The Bank’s exposure is not reasonably measurable based on a 200 basis point decrease in interest rates, due to the currently low level of interest rates.

The Bank’s post shock EVE ratio based on a 200 basis point rise in interest rates is 9.04 percent and indicates a 163 basis point increase from its 7.41 percent based on no change in interest rates.

The Bank is aware of its interest rate risk exposure under rapidly rising rates and falling rates. Due to Home’s recognition of the need to control its interest rates exposure, the Bank has been moderately active in the origination of adjustable-rate loans. The Bank plans to increase its lending activity in the future and continue to maintain a moderate share of adjustable-rate loans. The Bank will also continue to focus on strengthening its EVE ratio, recognizing the planned conversion and stock offering will strengthen the Bank’s equity level and EVE ratio, based on any change in interest rates.

LENDING ACTIVITIES

Home has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, multi-family loans, construction loans, home equity loans, consumer loans and commercial loans. Exhibit 12 provides a summary of Home’s loan portfolio by loan type at September 30, 2011 and 2012, and at March 31, 2013.

The primary loan type for Home has been residential loans secured by one- to four-family dwellings, representing a moderate 43.4 percent of the Bank’s gross loans as of March 31, 2013. This share of loans has seen a modest increase from 41.3percent at September 30, 2011. The second largest real estate loan type as of March 31, 2013, was commercial real estate loans, which comprised a relatively strong 22.9 percent of gross loans at March 31, 2013, compared to 23.8 percent as of September 30, 2011. The third largest real estate loan type was multi-family loans, which comprised a moderate 13.6 percent of gross loans at March 31, 2013, compared to a lesser 10.8 percent at September 30, 2011. These three real estate loan categories represented a strong 79.9 percent of gross loans at March 31, 2013, compared to a lesser 76.0 percent of gross loans at September 30, 2011.

Home equity loans and lines of credit represented a moderate size loan category for Home. These home equity loans totaled $10.6 million and represented 13.0 percent of gross loans at March 31, 2013, compared to a moderately larger $14.2 million or 14.5 percent of gross loans at September 30, 2011. Construction loans represented the Bank’s smallest mortgage loan category and totaled $1.7 million and represented 2.1 percent of gross loans at March 31, 2013, compared to a moderately larger $3.9 million or 3.9 percent of gross loans at September 30, 2011.

Commercial loans represented a modest size loan category for Home. Commercial loans totaled $1.9 million and represented 2.3 percent of gross loans at March 31, 2013, compared to a moderately larger $2.5 million or 2.5 percent of gross loans at September 30, 2011.

Lending Activities    (cont.)

The consumer loan category was the other loan category at March 31, 2013, and represented a modest 2.7 percent of gross loans compared to 3.1 percent at September 30, 2011. Consumer loans were the sixth largest overall loan type at March 31, 2013, and were the seventh largest loan category at September 30, 2011, due to the decrease in construction loans. The Bank’s consumer loans include primarily student loans and savings account loans. The overall mix of loans has witnessed modest changes from September 30, 2011, to March 31, 2013, with the Bank having increased its shares of one- to four-family loans and multi-family loans to offset its decreases in construction, home equity, commercial real estate, consumer and commercial business loans.

The emphasis of Home’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Dane County. At March 31, 2013, 43.4 percent of Home’s gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers several types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of one year, three years and five years. The interest rates on ARMs are generally indexed to the monthly average yield on the U.S. Treasury bill rate. ARMs have a maximum rate adjustment of normally 2.0 percent at each adjustment period and 6.0 percent to 8.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury bill rate. The Bank retains all ARMs which it originates. The majority of ARMs have terms of up to 30 years, the maximum term offered, with some having terms of 15 and 20 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

Lending Activities    (cont.)

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with Home’s fixed-rate mortgage loans having terms of 15 years, 20 years and 30 years with a focus on 15 years or less. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s fixed-rate mortgage loans normally conform to FHLMC underwriting standards, which enables the Bank to sell a portion of these loans in the secondary market.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Home, even though the Bank is permitted to make loans up to a 95.0 percent loan-to-value ratio. While the Bank does make loans up to 95.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio for fixed-rate loans and adjustable-rate loans. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

Home has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $29.8 million in commercial real estate and multi-family loans combined at March 31, 2013, or 36.5 percent of gross loans, compared to a larger $34.1million or a similar 34.6 percent of gross loans at September 30, 2011.

The major portion of commercial real estate and multi-family loans are secured by apartment buildings, small retail establishments, office buildings and other owner-occupied properties used for business. Most of the multi-family and commercial real estate loans are fully amortizing with an amortization period of up to 30 years for adjustable-rate loans, and 25 years for fixed-rate balloon loans with terms of five years. The maximum loan-to-value ratio is normally 80.0 percent.

Lending Activities    (cont.)

The Bank also originates home equity loans. The Bank had $10.6 million or 13.0 percent of gross loans in home equity loans at March 31, 2013. Home equity loans normally have a term of up to five years with an adjustable interest rate for the term of the loan and a loan-to-value ratio of no more than 80.0 percent, including the first mortgage loan. The Bank’s home equity lines of credit provide for interest only payments during the term of the loan with the principal amount due at the end of the loan term.

Home is also an originator of construction loans, with these loans totaling $1.7 million at March 31, 2013, and representing 2.1 percent of gross loans. Construction loans have a normal term of 12 months and provide for interest only payments during the construction phase. Upon completion of construction, the construction loans convert to a longer-term permanent mortgage loan. Construction loans have a normal loan-to-value ratio of 80.0 percent.

The Bank originates commercial business loans, which totaled $1.9 million at March 31, 2013, and represented a modest 2.3 percent of gross loans. Commercial business loans normally have terms ranging from six months to five years.

Home is also an originator of consumer loans, with these loans totaling $2.2 million at March 31, 2013, and representing 2.7 percent of gross loans. Consumer loans primarily include student loans and share loans.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of Home’s fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At September 30, 2012, 67.0 percent of the Bank’s loans due after September 30, 2013, were adjustable-rate and 33.0 percent were fixed-rate. At September 30, 2012, the Bank had a significant 49.2 of its loans due on or before September 30, 2013, or in one year or less, with 18.7 percent due by September 30, 2017, or in one to five years. The Bank had a lesser 16.0 percent of its loans with a maturity of more than 15 years.

Lending Activities    (cont.)

As indicated in Exhibit 14, Home experienced a relatively strong increase in its one-to four-family loan originations and total loan originations from fiscal year 2011 to 2012, which continued more moderately based on the six months ended March 31, 2013, annualized. Total loan originations in fiscal year 2011 were $64.9 million compared to a larger $85.4 million in fiscal year 2012, reflective of a higher level of one- to four-family loans originated, increasing from $60.7 million to $78.2 million. The increase in one- to four-family loan originations from 2011 to 2012 of $17.5 million represented 85.8 percent of the $20.4 million aggregate increase in total loan originations from 2011 to 2012, with home equity loans increasing $939,000. Multi-family and commercial real estate loan originations increased $1.9 million from 2011 to 2012.

In the six months ended March 31, 2013, total loan originations were $45.8 million, or $91.6 million, annualized, indicating an increase of $6.2 million from the $85.4 million in loan originations in the year ended September 30, 2012. Multi-family loan originations indicated a rise in originations of $5.7 million in the six months ended March 31, 2013, compared to the full year endedSeptember 30, 2012.

Overall, loan originations and purchases fell short of loan sales, principal payments, charge-offs, loan repayments and other deductions in 2011 and 2012 and in the six months ended March 31, 2013. In fiscal 2011, loan originations and purchases fell short of reductions by $18.1 million, impacted by $65.5 million in loans sold, then fell short of reductions by $18.8 million in 2012, impacted by $79.3 million in loans sold, and fell short of reductions by $1.9 million in the six months ended March 31, 2013, due to $31.6 million in loans sold.

NONPERFORMING ASSETS

Home understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets over the past few years and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Home has been faced with a moderate level of nonperforming assets, with nonperforming assets decreasing modestly in fiscal 2012 and March 31, 2013.

Exhibit 15 provides a summary of Home’s delinquent loans at September 30, 2011 and 2012, and at March 31, 2013, indicating an overall decrease in the dollar amount of delinquent loans from September 30, 2011, to March 31, 2013. The Bank had $1,047,014 in loans delinquent 30 to 89 days at March 31, 2013. Loans delinquent 90 days or more totaled $654,610 at March 31, 2013, with these two categories representing 2.09 percent of gross loans with most of them one- to four-family real estate loans. At September 30, 2011, delinquent loans of 30 to 89 days totaled $564,757 or 0.57 percent of gross loans and loans delinquent 90 days or more totaled $1,369,715 or 1.39 percent of gross loans for a combined total of $1,934,472 and share of 1.96 percent of gross loans, compared to a lower $1,701,624 and a higher 2.09 percent of gross loans at March 31, 2013, due to the bank’s decrease in loans.

It is normal procedure for Home’s board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and possibly commence foreclosure proceedings. When a loan is delinquent 10 to 15 days, the Bank sends a reminder notice to the borrower, accompanied by a phone call, and after 30 days delinquency, another letter is sent and the loan is added to the Bank’s collection task data base. The Bank then initiates both written and oral communication with

Nonperforming Assets    (cont.)

the borrower if the loan remains delinquent and sends an additional notice 45 days of delinquency. When the loan becomes delinquent at least 60-90 days, the Bank will send a “right-to-cure notice.” If the borrower does not respond to the right-to-cure notice, the loan is turned over to the Bank’s attorney to initiate foreclosure proceedings. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 120 days and no workout agreement has been reached.

Exhibit 16 provides a summary of Home’s nonperforming assets at September 30, 2011 and 2012, and at March 31, 2013. Nonperforming assets, by definition, include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed, and repossessed assets. The Bank carried a lower level of nonperforming assets at March 31, 2013, and at September 30, 2012, relative to September 30, 2011. Home’s level of nonperforming assets was $2,533,000 at September 30, 2011, and a lower $2,173,000 at September 30, 2012, which represented 1.87 percent of assets in 2011 and 1.71 percent in 2012. The Bank’s nonperforming assets included $1,370,000 in nonaccrual loans, no loans 90 days or more past due and $1,163,000 in real estate owned for a total of $2,533,000 in 2011, with $1,168,000 in real estate owned, no loans 90 days or more past due, and $1,005,000 in nonaccrual loans at September 30, 2012, for a total of $2,173,000. At March 31, 2013, nonperforming assets were a smaller $1,509,000 or 0.80 percent of assets and included no loans 90 days or more past due, $655,000 in nonaccrual loans and $854,000 in real estate owned.

Home’s levels of nonperforming assets were lower than its levels of classified assets. The Bank’s ratios of classified assets to assets, excluding special mention assets, were 2.86 percent of assets at September 30, 2011, 3.42 percent at September 30, 2012, and 2.34 percent at March 31, 2013 (reference Exhibit 17). The Bank’s classified assets consisted of $2,885,000 in substandard assets, with no assets classified as doubtful or loss at March 31, 2013. The Bank had no assets classified as loss or doubtful at September 30, 2012, and $866,000 classified as doubtful at September 30, 2011.

Nonperforming Assets    (cont.)

Exhibit 18 shows Home’s allowance for loan losses at September 30, 2011 and 2012, and at March 31, 2012 and 2013, indicating the activity and the resultant balances. Home has witnessed a moderate decrease in its balance of allowance for loan losses from $1,603,000 at September 30, 2010, to $1,777,000 at March 31, 2013, in response to its decrease in loans and recent decrease in nonperforming loans. The Bank had provisions for loan losses of $1,942,000 in fiscal 2011, $1,025,000 in 2012, $965,000 in the six months ended March 31, 2012, and $395,000 in the six months ended March 31, 2013.

The Bank had total charge-offs of $2,475,000 in 2011 and $987,000 in 2012, with total recoveries of $10,000 in 2011 and $11,000 in 2012. The Bank had charge-offs in the six months ended March 31, 2013, of $358,000 and recoveries of $11,000. The Bank’s ratio of allowance for loan losses to gross loans was 1.04 percent at September 30, 2011, and a higher 1.41 percent at March 31, 2013, due to lower loan balances. Allowance for loan losses to nonperforming loans was 78.85 percent at September 30, 10 and a higher 179.77 percent at March 31, 2013.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, municipal obligations, and mortgage-backed securities. Exhibit 19 provides a summary of Home’s investment portfolio at September 30, 2011 and 2012, and at March 31, 2013, excluding FHLB stock. The exhibit also includes the Bank’s mortgage-backed securities at September 30, 2011 and 2012, and at March 31, 2013. Investment securities totaled March 31, 2013, based on fair value, compared to $3.5 million at September 30, 2011. The Bank had $1.7 million in U.S. government and federal agency securities at September 30, 2011, and $828,000 at March 31, 2013, both of which are included in total investments.

A smaller component of investment securities at March 31, 2013, was mortgage-backed securities, representing 11.2 percent of total investments, excluding FHLB stock, compared to a smaller 5.0 percent at September 30, 2010. The Bank also had cash and interest-bearing deposits totaling $26.8 million at March 31, 2013, and a smaller $12.2 million at September 30, 2011. The Bank had $1,144,000 in FHLB stock at March 31, 2013. The weighted average yield on investment securities was 1.65 percent and a lower 0.53 percent yield on other interest-earning deposits for the six months ended March 31, 2013.

DEPOSIT ACTIVITIES

The mix of average deposits by amount at September 30, 2011 and 2012, and at March 31, 2013, is provided in Exhibit 20. There has been a moderate change in total deposits and in the deposit mix during this period. Total average deposits have decreased from $121.1 million at September 30, 2011, to $106.5 million at March 31, 2013, representing a decrease of $14.6 million or 12.1 percent. Average certificates of deposit have decreased from $61.1 million at September 30, 2011, to $38.9 million at March 31, 2013, representing a decrease of $22.2 million or 36.3 percent, while average savings, transaction and MMDA accounts have increased $7.7 million from $59.9 million at September 30, 2011, to $67.6 million at March 31, 2013 or 12.9 percent.

Exhibit 21 provides a breakdown of certificates by rate and maturity as of March 31, 2013. A strong 58.4 percent of the Bank’s certificates of deposit mature in one year or less. The second largest category of certificates based on maturity was certificates maturing in one to two years, which represented 21.5 percent of certificates. The largest category of certificates based on interest rate was certificates with rates of less than 1.0 percent, totaling $18.5 million, representing 52.3 percent of certificates.

The Bank’s share of certificates of deposit witnessed a decrease, declining from a normal 47.7 percent of deposits at September 30, 2011, to a lower 33.5 percent of deposits at March 31, 2013 (reference Exhibit 22). The major component of certificates at March 31, 2013, had rates between zero percent and 1.00 percent and represented 52.3 percent of certificates. At September 30, 2011, the major component of certificates was also zero percent to 1.00 percent category, representing a smaller 36.8 percent of certificates. The category witnessing the largest change in dollars from September 30, 2011, to March 31, 2013, was certificates with rates between 2.0 percent and 2.99 percent, which decreased $7.1 million during this time period. No category of certificates witnessed an increase from September 30, 2011, to March 31, 2013.

BORROWINGS

Home has made modest use of FHLB advances (reference Exhibit 23) in each of the years ended September 30, 2011 and 2012, and in the six months ended March 31, 2012 and 2013. The Bank had total FHLB advances of $5.5 million at March 31, 2013, with a weighted cost of 4.14 percent and a balance of a higher $6.9 million at September 30, 2011, with a weighted cost of a similar 4.13 percent.

SUBSIDIARIES

Home has one inactive subsidiary, Home Agency, Inc.

OFFICE PROPERTIES

Home had four offices at March 31, 2013, with its home office and two branches located in Madison and another branch located in Stoughton, Wisconsin (reference Exhibit 24). Home owns its three branch offices and leases its main office. At March 31, 2013, the Bank’s total investment in fixed assets, based on depreciated cost, was $5.5 million or 4.47 percent of assets.

MANAGEMENT

The chairman and chief executive officer of Home is James R. Bradley (reference Exhibit 25). Mr. Bradley joined the Bank in 1975 and served the Bank in numerous positions, including mortgage loan officer prior to becoming president and chief executive officer. He became president and chief executive officer in 1985 and was also appointed a director in 1985. Mr. Bradley has been chairman of the board since 1987. Mr. Bradley has also served as chairman of the board for many local organizations including Downtown Madison, Madison Children’s Museum and the South Central

Management    (cont.)

Museum and the South Central Wisconsin Housing Foundation. He currently serves on the boards of the Greater Madison Visitors and Convention Bureau, Madison Community Foundation, Sustain Dane and the Center for Resilient Cities. Mr. Mark A. Fritz is chief financial officer and joined Home as senior vice president and chief financial officer in 2001. Mr. Fritz has 25 years of experience in bank financial management with a diverse group of banks, including Jefferson County Bank in Fort Atkinson, Wisconsin, Bank One in Madison, Wisconsin, and McFarland State Bank in McFarland, Wisconsin. He received both a BBA and an MBA in the areas of accounting, finance, investments, and banking, from the University of Wisconsin-Madison. Mr. Matt Rosenthal joined Home as senior vice president of commercial banking in April 2013. He has over ten years of banking experience, including eight years with Summit Credit Union, Madison, Wisconsin, where he most recently served as vice president of business services. He has also served as branch manager for a U.S. Bank branch located in Illinois. Mr. Rosenthal earned his MBA from the University of Dubuque and has taught marketing at Loras College. Ms. Joyce Dismuke joined Home in 1991 and has served as vice president of mortgage lending since 1997. Prior to joining the Bank, Ms. Dismuke was a loan underwriter at the First National Bank in Rockford, Illinois. Her responsibilities with the Bank include loan underwriting, loan operations management, collections, and lending compliance. Ms. Dismuke has a strong interest in consumer education and financial counseling and has developed classes for first time home buyers and for gaining personal financial stability. Ms. Gail Schroeter joined Home in 1984 and has served as vice president of retail banking since 2000. Prior to her current position, Ms. Schroeter served with the Bank as a teller, branch manager and mortgage loan officer. Her responsibilities include direction of branch managers, personal bankers and deposit operations staff. She also serves as the compliance officer for retail products and the Bank’s Bank Secrecy Act officer.

II.       DESCRIPTION OF PRIMARY MARKET AREA

Home Savings Bank’s market area is focused on Dane County, Wisconsin. Exhibit 26 shows the trends in population, households and income for Dane County, Wisconsin and the United States. The population trends indicate increases in Dane County, Wisconsin and the United States for the period from 2000 to 2010. Dane County’s population increased by 14.4 percent, while population in Wisconsin and the United States increased at rates of 6.0 percent and 9.7 percent, respectively. Dane County, Wisconsin and the United States are projected to increase in population at rates of 7.7 percent, 3.2 percent and 4.9 percent, respectively, through 2017.

More important is the trend in households. Dane County experienced a 17.4 percent increase in households from 2000 through 2010, compared to increases of 9.4 percent in Wisconsin and 10.7 percent in the United States. Dane County is projected to continue to increase in households from 2010 through 2017 by 8.2 percent. The number of households in Wisconsin and United States is projected to increase by 3.6 percent and 5.1 percent, respectively.

Dane County had 2000 per capita income of $24,985, higher than Wisconsin at $21,271 and the United States at $22,162. Per capita income increased in all areas from 2000 to 2010. Dane County’s per capita income increased to $33,118, Wisconsin’s increased to $27,192 and the United States’ increased to $26,059. In 2000, median household income in Dane County was $49,223, higher than in Wisconsin at $43,791 and in the United States with a median household income $41,994. Median household income increased from 2000 to 2010 by 25.8 percent, 19.6 percent and 19.2 percent to $61,913, $52,374 and $50,046 in Dane County, Wisconsin and the United States, respectively. These three areas are also projected to show increases in their median household income levels from 2010 through 2017. Dane County is projected to experience a median household income increase of 14.5 percent to $70,898, while Wisconsin and the United States are projected to increase by 9.3 percent and 13.7 percent, respectively, to $57,220 and $56,895 median household income, respectively, from 2010 to 2017.

Description of Primary Market Area (cont.)

Exhibit 27 provides a summary of key housing data for Dane County, Wisconsin and the United States. In 2000, Dane County had a lower rate of owner-occupancy of 57.6 percent, lower than Wisconsin and the United States at 68.4 percent and 66.2 percent, respectively. As a result, Dane County supported a higher rate of renter-occupied housing of 42.4 percent, compared to 31.6 percent in Wisconsin and 33.8 percent in the United States. In 2010, owner-occupied housing increased slightly in Dane County to 59.6 percent, but decreased in Wisconsin to 68.1 percent and in the United States to 65.4 percent. Conversely, the renter-occupied rates decreased slightly in Dane County to 40.4 percent and increased to 31.9 percent and 34.6 percent in Wisconsin and the United States, respectively.

Dane County’s 2000 median housing value was $146,900, higher than Wisconsin’ median housing value of $112,200 and the United States’ median housing value of $119,600. The 2000 median rent of Dane County was $641, which was again higher than Wisconsin’s median rent of $540 and the United States’ median rent of $602. In 2010, median housing values had increased in Dane County to $231,400, still higher than Wisconsin at $169,700 and the United States at $186,200. The 2010 median rent levels were $866, $735 and $871 in Dane County, Wisconsin and the United States, respectively.

In 2000, the major source of employment for Dane County by industry group, based on share of employment, was the services industry at 53.6 percent. The services industry was also responsible for the majority of employment in Wisconsin and the United States with 41.5 percent of jobs in Wisconsin and 46.7 percent in the United States (reference Exhibit 28). The wholesale/retail industry was the second major employer in Dane County at 13.7 percent and in the United States at 15.3 percent of employment, with the manufacturing industry the second largest employer in Wisconsin at 22.2 percent of employment. The manufacturing trade group was the third major overall employer in Dane County at 10.7 percent and in the United States with 14.1 percent of employment. The wholesale/retail group was the third major employer in Wisconsin with 14.8 percent. The agriculture/mining group, construction group, transportation/utilities, information and finance/insurance/real estate group combined to provide 22.0 percent of employment in Dane County, 21.5 percent of employment in Wisconsin and 23.9 percent in the United States.

Description of Primary Market Area    (cont.)

In 2010, the services industry, wholesale/retail trade industry and manufacturing industry provided the first, second and third highest levels of employment, respectively, for Dane County, but in Wisconsin and the United States, the services industry, manufacturing industries and wholesale/retail trade industry provided the first, second and third highest levels of employment. The services industry accounted for 57.2 percent, 46.0 percent and 51.2 percent in Dane County, Wisconsin and the United States, respectively. The wholesale/retail trade industry provided for 12.6 percent, 14.3 percent and 14.8 percent in Dane County, Wisconsin and the United States, respectively. The manufacturing group provided 9.2 percent, 18.6 percent and 15.0 percent of employment in Dane County, Wisconsin and the United States, respectively.

Some of the largest employers in the area are listed below.

The two largest employers in Madison are the University of Wisconsin and the University of Wisconsin Clinics and Hospitals, both with over 7,500 employees.

Employer	Employees	Product/Service
University of Wisconsin	10,000	Education
University of Wisconsin Clinics and Hospitals	7,565	Healthcare
Epic Systems	5,100	Healthcare software developer
Kraft Foods Oscar Mayer	5,000	Food Industry
Pediatric Cardiology Clinic	5,000	Healthcare
Lands’ End	4,000	Clothing
American Family Insurance	3,849	Insurance
Dean Health Systems	3,476	Integrated healthcare delivery system
WPS Health Insurance	2,639	Health, life insurance
Covance	2,013	Development/testing pharmaceuticals
CUNA Mutual Group	2,000	Financial Services
Walgreens	1,500	Drug Stores
Madison Area Technical College	1,000	Education

Description of Primary Market Area    (cont.)

The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in Dane County, Wisconsin and the United States in 2009 through April of 2013. Dane County has been characterized by lower unemployment rates, compared to Wisconsin and the United States. In 2009, Dane County had an unemployment rate of 5.9 percent, compared to unemployment rates of 8.7 percent in Wisconsin and 9.3 percent in the United States. Dane County’s unemployment rate decreased in 2010 to 5.7 percent, compared to a decrease to 8.5 percent in Wisconsin and an increase to 9.6 percent in the United States. In 2011, Dane County’s rate of unemployment decreased to 5.1 percent. Wisconsin’ unemployment rate decreased to 7.5 percent, and the United States’ decreased to 8.9 percent. In 2012, Dane County’s rate of unemployment decreased to 4.7 percent compared to a decrease to 6.9 percent in Wisconsin and 8.1 percent in the United States. Through April of 2013, Dane County had a slight increase in unemployment to 4.9 percent, and the unemployment rate in Wisconsin increased to 7.2 percent. The United States’ unemployment rate decreased to 7.1 percent through April of 2013.

Exhibit 30 provides deposit data for banks and thrifts in Dane County. Home’s deposit base in the market area county was approximately $113.6 million or a 5.2 percent share of the $2.2 billion total thrift deposits and a minimal 0.8 percent share of the total deposits, which were approximately $14.5 billion as of June 30, 2012. It is evident from the size of the thrift deposits and bank deposits that the market area has a very strong deposit base, with Home having a minimal level of market penetration for both thrift deposits and total deposits.

Exhibit 31 provides interest rate data for each quarter for the years 2009 through the first quarter of 2013. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2009, 2010 and 2011, and rates have indicated a rising trend in 2012.

SUMMARY

In summary, population increased by 14.4 percent in Dane County from 2000 to 2010, and the number of households also increased. The 2010 per capita income and median household income levels in Dane County were above state and national levels. Also, Dane County’ unemployment rates have been lower than both state and national rates. According to the 2010 Census, median housing values were $231,400, $169,700, and $186,200 for Dane County, Wisconsin and the United States, respectively.

The Corporation holds deposits of approximately 5.2 percent of all thrift deposits in the market area as of June 30, 2012, representing a minimal share of the large deposit base of $14.5 billion.

III.         COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Wisconsin.

Exhibits 32 and 33 present Share Data and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 185 publicly traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 54 publicly traded Midwest thrifts (“Midwest thrifts”) and the 4 publicly traded thrifts in Wisconsin (“Wisconsin thrifts”), and by trading exchange. Exhibit 32 presents prices, pricing ratios and price trends for all publicly traded FDIC-insured thrifts.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Corporation as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Corporation’s basic operation.

Introduction    (cont.)

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition at March 31, 2013, due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution	State
Atlantic Coast Financial Corporation	Florida
CMS Bancorp	New York
Newport Bancorp, Inc.	Rhode Island
NH Thrift Bancshares	New Hampshire
PVF Financial Corp.	Ohio
SI Financial Group	Connecticut
TF Financial Corp.	Pennsylvania
WSB Holdings, Inc.	Maryland

There are no pending merger/acquisition transactions involving thrift institutions that were potential comparable group candidates in the Corporation’s city, county or market area as indicated in Exhibit 35.

Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 42 publicly traded mutual holding companies as well between those 42 entities and the larger universe of conventional, publicly traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 185 publicly traded, FDIC-insured savings institutions, excluding the 42 mutual holding companies, 8 are traded on the New York Stock Exchange, none are traded on the American Stock Exchange, 109 are traded on NASDAQ. There were an additional 28 traded over the counter and 40 institutions are listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to March 31, 2013, in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO date prior to April 1, 2012.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Corporation, including the Southwest and West regions.

The geographic location parameter consists of the Midwest, North Central, Southeast and Northeast regions for a total of sixteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The total asset size for any potential comparable group institution was $750 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to the Corporation, with assets of approximately $123 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

Exhibits 38 and 39 show the 41 institutions considered as comparable group candidates after applying the general parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

5.	Total net loans and mortgage-backed securities to assets

6.	Borrowed funds to assets

7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Corporation with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from the Corporation. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to asset, excluding mortgage-backed securities, was 21.9 percent at March 31, 2013, and reflects the Corporation’s share of investments higher than the national and regional averages of 16.3 percent and 18.6 percent, respectively. The Bank’s investments have consisted primarily of interest-bearing deposits. For its three most recent fiscal years ended September 30, 2012, the Corporation’s average ratio of cash and investments to assets was a lower 14.5 percent, ranging from a high of 22.5 percent in 2012 to a low of 10.0 percent in 2010. It should be noted that, for the purposes of comparable group selection, the Corporation’s $1.1 million balance of Federal Home Loan Bank stock at March 31, 2013, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

The parameter range for cash and investments is has been defined as 40.0 percent or less of assets, with a midpoint of 20.0 percent.

Mortgage-Backed Securities to Assets

At March 31, 2013, the Corporation’s ratio of mortgage-backed securities to assets was a minimal 0.6 percent, significantly lower than the national average of 10.3 percent and the regional average of 8.7 percent for publicly traded thrifts. The Bank’s three most recent fiscal year average is a similar 0.6 percent, still lower than industry averages.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 40.0 percent or less of assets and a midpoint of 20.0 percent.

One- to Four-Family Loans to Assets

The Corporation’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, excluding construction loans and including home equity loans, represented 38.4 percent of the Corporation’s assets at March 31, 2013, which is lower than its ratios of 40.02 percent at September 30, 2012, and 44.18 percent at September 30, 2011. The parameter for this characteristic is 65.00 percent of assets or less in one- to four-family loans with a midpoint of 32.50 percent.

Total Net Loans to Assets

At March 31, 2013, the Corporation had a 66.3 percent ratio of total net loans to assets and a lower three fiscal year average of 73.2 percent, compared to the national average of 66.3 percent and the regional average of 65.5 percent for publicly traded thrifts. The Corporation’s ratio of total net loans to assets changed from 77.6 percent of total assets in fiscal year 2010 to 75.8 percent in 2011, to 66.0 percent in fiscal year 2012.

Total Net Loans to Assets    (cont.)

The parameter for the selection of the comparable group is from 40.0 percent to 85.0 percent with a midpoint of 63.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to the Corporation.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, the Corporation’s shares of mortgage-backed securities to assets and total net loans to assets were 0.6 percent and 66.3 percent, respectively, for a combined share of 66.9 percent. Recognizing the industry and regional ratios of 76.6 percent and 74.2 percent, respectively, the parameter range for the comparable group in this category is 55.0 percent to 90.0 percent, with a midpoint of 73.0 percent.

Borrowed Funds to Assets

The Corporation had borrowed funds of $5.5 million or 4.5 percent of assets at March 31, 2013, which is lower than current industry averages.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds has decreased in recent years, due to much lower rates paid on deposits. Additionally, many thrifts are not aggressively seeking deposits, since quality lending opportunities have diminished in the current economic environment.

Borrowed Funds to Assets     (cont.)

The parameter range of borrowed funds to assets is 20.0 percent or less with a midpoint of 10.0 percent.

Equity to Assets

The Corporation’s equity to assets ratio was 7.9 percent at March 31, 2013, 7.9 percent at September 30, 2012, 7.2 percent at September 30, 2011, 6.9 percent at September 30, 2010, 7.2 percent at September 30, 2009, and 7.8 percent at September 30, 2008, averaging 7.4 percent for the five fiscal years ended September 30, 2012. The Bank’s retained earnings decreased in three of the past four fiscal years and decreased at March 31, 2013, for a total 17.0 percent decrease from September 30, 2008, to March 31, 2013. After conversion, based on the midpoint value of $9.5 million, with 75.0 percent of the net proceeds of the public offering going to the Bank, its equity is projected to increase to 11.5 percent of assets, with the Corporation at 13.0 percent of assets.

Based on those equity ratios, we have defined the equity ratio parameter to be 6.5 percent to 19.5 percent with a midpoint ratio of 13.0 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 37 presents five parameters identified as key indicators of the Corporation’s earnings performance and the basis for such performance both historically and during the four quarters ended March 31, 2013. The primary performance indicator is the Corporation’s core return on average assets (ROAA). The second performance indicator is the Corporation’s core return on average equity (ROAE). To measure the Corporation’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Corporation is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Corporation’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA. For the twelve months ended March 31, 2013, the Corporation’s core ROAA was (0.16) percent based on a core loss after taxes of $200,000, as detailed in Item I of this report. There were no core adjustments to the net loss for the twelve months ended March 31, 2013, therefore, core ROAA and ROAA both equal (0.16) percent. The Corporation’s ROAA in its most recent four fiscal years of 2009 to 2012, was (0.30) percent, (0.45) percent, (0.62) percent and 0.14 percent, respectively, with a four fiscal year average ROAA of (0.31) percent.

Considering the historical and current earnings performance of the Corporation, the range for the ROAA parameter based on core income has been defined as 1.00 percent or less with a midpoint of 0.50 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Corporation’s position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

The Corporation’s core ROAE for the twelve months ended March 31, 2013, was (2.03) percent based on its core loss. In its most recent four fiscal years, the Corporation’s average core ROAE was (4.30) percent, from a low of (8.66) percent in 2011 to a high of 1.83 percent in 2012.

The parameter range for ROAE for the comparable group, based on core income, is 8.50 percent or less with a midpoint of 4.30 percent.

Net Interest Margin

The Corporation had a net interest margin of 3.39 percent for the twelve months ended March 31, 2013, representing net interest income as a percentage of average interest-earning assets. The Corporation’s net interest margin levels in its four fiscal years of 2009 through 2012 were 3.12 percent, 3.47 percent, 3.47 percent and 3.59 percent, respectively, averaging 3.41 percent.

The parameter range for the selection of the comparable group is from a low of 2.00 percent to a high of 4.50 percent with a midpoint of 3.25 percent.

Operating Expenses to Assets

For the twelve months ended March 31, 2013, the Corporation had a 3.92 percent ratio of operating expense to average assets. In its four most recent fiscal years of 2009 to 2012, the Corporation’s expense ratio averaged 3.70 percent, from a low of 3.50 percent in fiscal year 2010 to a high of 3.97 percent in fiscal year 2012.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 4.50 percent with a midpoint of 3.25 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, the Corporation has experienced an average level of noninterest income as a source of additional income. The Corporation’s ratio of noninterest income to average assets was 1.05 percent for the twelve months ended March 31, 2013. For its most recent four fiscal years ended September 30, 2009, through 2012, the Corporation’s ratio of noninterest income to average assets was 1.27 percent, 0.54 percent, 0.88 percent and 1.80 percent, respectively, for an average of 1.12 percent.

The range for this parameter for the selection of the comparable group is 1.50 percent of average assets or less, with a midpoint of 0.75 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 37. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of the Corporation. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Total Assets

The Corporation’s ratio of nonperforming assets to assets was 1.23 percent at March 31, 2013, which was lower than the national average of 3.33 percent for publicly traded thrifts and the average of 3.10 percent for Midwest thrifts. The Corporation’s ratio of nonperforming assets to total assets averaged 2.48 for its most recent three fiscal years ended September 30, 2012, from a high of 3.84 percent in fiscal year 2010 to a low of 1.71 percent in fiscal year 2012.

The comparable group parameter for nonperforming assets is 4.00 percent or less of total assets, with a midpoint of 2.00 percent.

Repossessed Assets to Assets

The Corporation had repossessed assets of $854,000 at March 31, 2013, representing a ratio to total assets of 0.69 percent, following ratios of repossessed assets to total assets of 0.92 percent and 0.86 percent at September 30, 2012, and September 30, 2011, respectively. National and regional averages were 0.78 percent and 0.58 percent, respectively, for publicly traded thrift institutions.

The range for the repossessed assets to total assets parameter is 1.25 percent of assets or less with a midpoint of 0.63 percent.

Loans Loss Reserves to Assets

The Corporation had an allowance for loan losses of $1,177,000, representing a loan loss allowance to total assets ratio of 0.96 percent at March 31, 2013, which was lower than its 0.89 percent ratio at September 30, 2012, and its 0.80 percent ratio at September 30, 2011.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 38, 39 and 40. The comparable group institutions range in size from $308.7 million to $656.2 million with an average asset size of $464.8 million and have an average of 10.5 offices per institution. Two each of the comparable group institutions are in Pennsylvania, Illinois, Indiana and Ohio, and one each in Kentucky and Wisconsin, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 14.5 percent, which is 14.5 percent higher than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.58 percent, lower than all publicly traded thrifts at 0.76 percent and higher than the publicly traded Wisconsin thrifts at 0.20 percent.

IV.        ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of the Corporation to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to Wisconsin thrifts, as well as to the ten institutions constituting the Corporation’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 41 through 46.

As presented in Exhibits 41 and 42, at March 31, 2013, the Corporation’s total equity of 7.94 percent of assets was lower than the comparable group at 14.46 percent, all thrifts at 12.63 percent and Midwest thrifts at 11.22 percent and consistent with Wisconsin thrifts at 7.98 percent. The Corporation had a 66.34 percent share of net loans in its asset mix, higher than the comparable group at 61.70 percent, all thrifts at 66.31 percent and Midwest thrifts at 65.52 percent and lower than Wisconsin thrifts at 70.21 percent. The Corporation’s share of net loans and 21.90 percent share of cash and investments, higher than industry averages, is primarily the result of its lower 0.57 percent share of mortgage-backed securities. The comparable group had a similar 22.85 percent share of cash and investments and a higher 9.80 percent share of mortgage-backed securities. All thrifts had 10.31 percent of assets in mortgage-backed securities and 16.32 percent in cash and investments. The Corporation’s 85.74 percent share of deposits was higher than the comparable group, all thrifts, Midwest thrifts and Wisconsin thrifts, reflecting the Corporation’s lower share of borrowed funds of 4.47 percent. As ratios to assets, the comparable group had deposits of 78.22 percent and borrowings of 6.30 percent. All thrifts averaged a 76.29 percent share of deposits and 9.20 percent of borrowed funds, while Midwest thrifts had a 78.29 percent share of deposits and a 8.96 percent share of borrowed funds. Wisconsin thrifts averaged a 74.61 percent share of deposits and an 15.09 percent share of borrowed funds. The Corporation had no goodwill and intangible assets, compared to 0.77 percent for the comparable group, 0.55 percent for all thrifts, 0.37 percent for Midwest thrifts and 0.02 percent for Wisconsin thrifts.

Operating performance indicators are summarized in Exhibits 43, 44 and 45 and provide a synopsis of key sources of income and key expense items for the Corporation in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

Analysis of Financial Performance    (cont.)

As shown in Exhibit 45, for the twelve months ended March 31, 2013, the Corporation had a yield on average interest-earning assets higher than the comparable group, Midwest thrifts and Wisconsin thrifts and lower than all thrifts. The Corporation’s yield on interest-earning assets was 4.22 percent compared to the comparable group at 4.21 percent, all thrifts at 4.26 percent, Midwest thrifts at 3.96 percent and Wisconsin thrifts at 4.01 percent.

The Corporation’s cost of funds for the twelve months ended March 31, 2013, was lower than the comparable group, all thrifts, Midwest thrifts and Wisconsin thrifts. The Corporation had an average cost of interest-bearing liabilities of 0.79 percent compared to 0.96 percent for the comparable group, 1.48 percent for all thrifts, 1.23 percent for Midwest thrifts and 1.43 percent for Wisconsin thrifts. The Corporation’s yield on interest-earning assets and interest cost resulted in a net interest spread of 3.43 percent, which was higher than the comparable group at 3.25 percent, all thrifts at 2.79 percent, Midwest thrifts at 2.73 percent and Wisconsin thrifts at 2.58 percent. The Corporation generated a net interest margin of 3.39 percent for the twelve months ended March 31, 2013, based on its ratio of net interest income to average interest-earning assets, which was higher than the comparable group ratio of 3.37 percent. All thrifts averaged a lower 2.97 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 2.90 percent; and Wisconsin thrifts averaged 2.71 percent.

The Corporation’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 44. The Corporation had $455,000 in provision for loan losses during the twelve months ended March 31, 2013, representing 0.36 percent of average assets. The average provision for loan losses for the comparable group was 0.26 percent, with all thrifts at 0.31 percent, Midwest thrifts at 0.44 percent and Wisconsin thrifts at 0.39 percent.

Analysis of Financial Performance    (cont.)

The Bank benefitted from gains of $22,000 on the sale of assets during the twelve months ended March 31, 2013, equal to 0.02 percent of average assets. The comparable group indicated a gain on sale of assets of a similar 0.06 percent of average assets, with all thrifts at 0.07 percent, Midwest thrifts at 0.08 percent and Wisconsin thrifts at (0.03) percent.

Including the gains indicated above, the Corporation’s total noninterest income was $1.3 million or 1.05 percent of average assets for the twelve months ended March 31, 2013. Such a ratio of noninterest income to average assets was higher than the comparable group at 0.71 percent, and lower than all thrifts at 1.06 percent, Midwest thrifts at 1.09 percent and Wisconsin thrifts at 2.33 percent. For the twelve months ended March 31, 2013, the Corporation’s operating expense ratio was 3.92 percent of average assets, higher than the comparable group at 2.76 percent, all thrifts at 3.21 percent and Midwest thrifts at 3.22 percent, and lower than Wisconsin thrifts at 4.29 percent.

The overall impact of the Corporation’s income and expense ratios is reflected in its net income and return on assets. For the twelve months ended March 31, 2013, the Corporation had a net and core ROAA of (0.16) percent. For its most recent four quarters, the comparable group had a higher net ROAA of 0.63 percent and a core ROAA of 0.58 percent. All publicly traded thrifts averaged a higher net ROAA of 0.84 percent and 0.76 percent core ROAA, with Midwest thrifts a 0.40 percent net ROAA and a 0.37 percent core ROAA. The twelve month net ROAA for the 4 Wisconsin thrifts was 0.17 percent, with a core ROAA of 0.20 percent.

V.        MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Home with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses. The earnings performance analysis was based on the Bank’s respective net and core earnings for the twelve months ended March 31, 2013, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

As discussed earlier, the Bank has recently experienced decreases in its assets, loans and deposits, and losses in three of the past five fiscal years and has focused on controlling operating expenses, monitoring and controlling its balance of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any charge-offs. Historically, the Bank has closely monitored its yields and

Earnings Performance    (cont.)

costs, resulting in a net interest margin, which has been generally higher than industry averages due to its lower cost of funds, with the trend experiencing minimal change over the past two years, and its 3.39 percent net interest margin for the twelve months ended March 31, 2013, was higher than the industry average of 2.97 percent but lower than the comparable group average of 3.37 percent. During its past two fiscal years, Home’s ratio of interest expense to interest-bearing liabilities has decreased modestly from 1.54 percent in fiscal year 2010, which was similar to the industry average, to 0.98 percent in fiscal year 2012, which was below the industry average. The Bank’s ratio of 0.79 percent for the twelve months ended March 31, 2013, was lower than the average of 0.96 percent for the comparable group and lower than the average of 1.48 percent for all thrifts. Following the conversion, the Bank will continue to control its operating expenses, strive to increase its net interest margin, maintain its noninterest income, gradually increase its net income, increase its return on assets, continue to control its balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank has experienced moderate loan origination activity in mortgage loans and minimal activity in nonmortgage loans in fiscal years 2011 and 2012. Total loan originations in fiscal year 2012 were well above originations for fiscal year 2011, and net loan change in 2011 was a strong $18.1 million decrease due to loan sales compared to a similar decrease of $18.8 million in 2012, also due to loan sales. Gross loan originations were noticeably higher in fiscal year 2012 compared to 2011, related to higher one-to-four-family loan originations. Originations totaled $85.4 million in 2012, compared to $64.9 million in 2011, with no loan purchases in 2011 or 2012. For the six months ended March 31, 2013, the Bank’s loan originations were $45.8 million or $91.6 million, annualized, moderately higher than in fiscal year 2012 and its annualized loan repayments, loan sales, charge-offs and other deductions were modestly lower than in fiscal year 2012, resulting in a minimal net loan decrease of $1.9 million, or $3.8 million, annualized, compared to a decrease of $18.8 million in fiscal year 2012. Home’s volume of loan originations were $64.9 million in fiscal year 2011 and $85.4 million in 2012.

Earnings Performance    (cont.)

During the six months ended March 31, 2013, loan originations were $45.8 million or $91.6 million, annualized, with loan sales totaling $31.6 million during the period. In all periods, the predominant component of the Bank’s loan originations was one- to four-family residential mortgage loans.

From September 30, 2011, to March 31, 2013, all categories of loans, with the exception of multi-family loans, experienced decreases in their balances. Multi-family loans indicated a dollar increase of $484,000 or 4.6 percent, rising from $10.6 million to $11.1 million from September 30, 2011, to March 31, 2013. One- to four-family loans decreased by $5.3 million or 13.0 percent, from September 30, 2011, to March 31, 2013. Commercial real estate loans decreased by $4.8 million or 20.4 percent from September 30, 2011, to March 31, 2013. Other individual changes were home equity loans, which decreased $3.6 million or 25.3 percent, construction loans, which decreased $2.1 million or 55.2 percent, consumer loans, which decreased $871,000 or 28.5 percent and commercial loans, which decreased $619,000 or 24.9 percent. Overall, the Bank’s lending activities resulted in a total loan decrease of $16.8 million or 17.1 percent and a net loan decrease of $17.1 million or 17.7 percent from September 30, 2011, to March 31, 2013, excluding loans held for sale. The loan change of a $1.4 million decrease or 1.7 percent during the six months ended March 31, 2013, represents an annualized decrease of $2.8 million or 3.4 percent.

For the six months ended March 31, 2013, mortgage loans represented almost 100.0 percent of loan originations. In comparison, during fiscal years 2011 and 2012, mortgage loans represented 99.3 percent and 99.5 percent of total loan originations, respectively.

The impact of Home’s primary lending efforts has been to generate a yield on average interest-earning assets of 4.22 percent for the twelve months ended March 31, 2013, compared to a similar 4.21 percent for the comparable group, 4.26 percent for all thrifts and 3.96 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 3.64 percent for the twelve months ended March 31, 2013, lower than the comparable group at 3.93 percent, all thrifts at 4.08 percent and Midwest thrifts at 4.08 percent, reflecting the Bank’s larger share of investments and lower share of mortgage-backed securities.

Earnings Performance    (cont.)

Home’s 0.79 percent cost of interest-bearing liabilities for the twelve months ended March 31, 2013, was lower than the comparable group at 0.96 percent, all thrifts at 1.48 percent, Midwest thrifts at 1.23 percent and Wisconsin thrifts at 1.43 percent. The Bank’s resulting net interest spread of 3.43 percent for the twelve months ended March 31, 2013, was higher than the comparable group at 3.25 percent and higher than all thrifts at 2.79 percent, Midwest thrifts at 2.73 percent and Wisconsin thrifts at 2.58 percent. The Bank’s net interest margin of 3.39 percent, based on average interest-earning assets for the twelve months ended March 31, 2013, was similar to the comparable group at 3.37 percent and higher than all thrifts at 2.97 percent, Midwest thrifts at 2.90 percent and Wisconsin thrifts at 2.71 percent.

The Bank’s ratio of noninterest income to average assets was 1.05 percent for the twelve months ended March 31, 2013, which was moderately higher than the comparable group at 0.71 percent, similar to all thrifts at 1.06 percent and lower than Midwest thrifts at 1.09 percent.

The Bank’s operating expenses were higher than the comparable group, all thrifts and Midwest thrifts. For the twelve months ended March 31, 2013, Home had an operating expenses to assets ratio of 3.92 percent compared to 2.76 percent for the comparable group, 3.21 percent for all thrifts and 3.22 percent for Midwest thrifts. Home had a higher 98.6 percent efficiency ratio for the twelve months ended March 31, 2013, compared to the comparable group with an efficiency ratio of 71.5 percent. The efficiency ratio for all publicly traded thrifts was 66.3 percent for the twelve months ended March 31, 2013.

Earnings Performance    (cont.)

For the twelve months ended March 31, 2013, Home generated a higher ratio of noninterest income, a higher ratio of noninterest expenses and a similar net interest margin relative to its comparable group. The Bank had a 0.36 percent provision for loan losses during the twelve months ended March 31, 2013, compared to the comparable group at 0.26 percent of assets, all thrifts at 0.31 percent and all Midwest thrifts at 0.44 percent. The Bank’s allowance for loan losses to total loans of 1.42 percent was similar to the comparable group and lower than all thrifts. The Bank’s 78.1 percent ratio of reserves to nonperforming assets was higher than the comparable group at 68.1 percent and higher than all thrifts at 70.7 percent.

As a result of its operations, the Bank’s net and core income for the twelve months ended March 31, 2013, were lower than the comparable group. Based on net earnings, the Bank had a return on average assets of (0.16) percent for the twelve months ended March 31, 2013, and a return on average assets of 0.14 percent and (0.61) in fiscal years 2012 and 2011, respectively. The Bank’s core return on average assets was an identical 0.16 percent for the twelve months ended March 31, 2013, as detailed in Exhibit 7. For their most recent four quarters, the comparable group had a moderately higher net ROAA of 0.63 percent and a higher core ROAA of 0.58 percent, while all thrifts indicated a higher net ROAA and higher core ROAA of 0.84 percent and 0.76 percent, respectively. Midwest thrifts indicated a net ROAA of 0.40 percent and a core ROAA of 0.37 percent.

Following its conversion, Home’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses and its asset quality and its future needs for provisions for loan losses. Earnings are projected to represent a more favorable 0.16 percent in fiscal 2015. The Bank’s ratio of noninterest income to average assets has increased from fiscal 2011 to 2012 and then decreased for the twelve months ended March 31, 2013. The rise in noninterest income in fiscal 2012 was due to the Bank’s gain on the sale of its downtown office. Overhead expenses indicated a minimal increase during the past two fiscal years.

In recognition of the foregoing earnings related factors, considering Home’s historical and current performance measures, as well as Business Plan projections, a downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

Home’s primary market area for retail deposits and loans consists of Dane County, Wisconsin. As discussed in Section II, from 2000 to 2010, Dane County experienced an increase in population and households with such increases larger than both state and national levels. The unemployment rate in Dane County decreased from 5.9 percent in 2009 to 4.9 percent in April of 2013, which was a lower rate than Wisconsin’s April 2013 rate of 7.2 percent and lower than that of the United States at 7.1 percent. In 2010, the per capita income and median household income levels in Dane County remain higher than both the state and national levels. The 2010 median housing value in Dane County was higher than the both state and national median housing values.

The Bank’s market area is the city of Madison, Wisconsin and the surrounding Dane County, with the services sector representing the primary source of employment in 2010 in Dane County, followed by the wholesale/retail and manufacturing sectors. The level of financial competition in Home’s market area is very strong, with a total combined market deposit base for banks and thrifts of $14.5 billion. Home has minimal market shares of thrift deposits in the market area at 5.2 percent as of June 30, 2012, and all deposits at 0.8 percent.

In recognition of the foregoing factors, including deposit potential in a market area with a modestly growing deposit base, we believe that an upward adjustment is warranted for the Bank’s market area.

FINANCIAL CONDITION

The financial condition of Home is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 40, 41, and 42. The Bank’s ratio of total equity to total assets was 7.94 percent at March 31, 2013, which was moderately lower than the comparable group at 14.46 percent, all thrifts at 12.63 percent and Midwest thrifts at 11.22 percent. Based on the conversion completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to 13.0 percent and the Bank’s pro forma equity to assets ratio will increase to 11.5 percent.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. Home had a modestly higher 66.3 percent ratio of net loans to total assets at March 31, 2013, compared to the comparable group at 61.7 percent. All thrifts indicated a similar 66.3 percent, as did Midwest thrifts at 65.5 percent. The Bank’s 21.9 percent share of cash and investments was lower than the comparable group at 22.9 percent, while all thrifts were at 16.3 percent and Midwest thrifts were at 18.6 percent. Home’s 0.6 percent ratio of mortgage-backed securities to total assets was significantly lower than the comparable group at 9.8 percent and lower than all thrifts at 10.3 percent and Midwest thrifts at 8.7 percent.

The Bank’s 85.8 percent ratio of deposits to total assets was modestly higher than the comparable group at 78.2 percent, higher than all thrifts at 76.3 percent and higher than Midwest thrifts at 78.3 percent. Home’s higher ratio of deposits was due to its lower share of equity of 8.0 percent, compared to the comparable group at 14.5 percent of total assets, with all thrifts at 12.6 percent and Midwest thrifts at 11.2 percent. Home had a lower share of borrowed funds to assets of 4.47 percent at March 31, 2013, modestly below the comparable group at 6.30 percent and lower than all thrifts at 9.20 percent and Midwest thrifts at 8.96 percent. In fiscal year 2012, total deposits decreased by $8.5 million or 7.3 percent, due to conservative pricing of certificates of deposit and decreased from $116.2 million to $107.7 million. During fiscal year 2011, Home’s deposits decreased by $7.8 million or 6.3 percent from $124.0 million to $116.2 million.

Financial Condition    (cont.)

Home had no goodwill or intangible assets and had a higher share of repossessed real estate at March 31, 2013. The Bank had repossessed real estate of $854,000 or 0.69 percent of assets at March 31, 2013. This compares to ratios of 0.77 percent for goodwill and intangible assets and 0.32 percent for real estate owned, for the comparable group. All thrifts had a goodwill and intangible assets ratio of 0.55 percent and a real estate owned ratio of 0.78 percent.

The financial condition of Home is impacted by its recently lower than average balance of nonperforming assets of $1.5 million or 1.23 percent of total assets at March 31, 2013, compared to a higher 1.57 percent for the comparable group, 3.33 percent for all thrifts, 3.10 percent for Midwest thrifts and 5.47 percent for Wisconsin thrifts. The Bank’s ratio of nonperforming assets to total assets was 1.80 percent at September 30, 2008, 3.36 percent at September 30, 2009, 4.35 percent at September 30, 2010, 1.87 percent at September 30, 2011, and 1.71 percent at September 30, 2012.

At March 31, 2013, Home had $1,177,000 of allowances for loan losses, which represented 0.96 percent of assets and 1.42 percent of total loans. The comparable group indicated similar allowance ratios , relative to assets and loans, equal to 0.90 percent of assets and 1.41 percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a higher 1.04 percent of assets and a higher 1.59 percent of total loans. Also of major importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Home’s $1,177,000 of allowances for loan losses, represented a higher 78.1 percent of nonperforming assets at March 31, 2013, compared to the comparable group’s 68.1 percent, with all thrifts at 70.7 percent, Midwest thrifts at a lower 53.2 percent and Wisconsin thrifts at a lower 41.6 percent. Home’s ratio of net charge-offs to average total loans was 0.39 percent for the twelve months ended March 31, 2013, compared to a similar 0.34 percent for the comparable group, 0.63 percent for all thrifts and 0.75 percent for Midwest thrifts.

Financial Condition    (cont.)

Home has a modest level of interest rate risk. The change in the Bank’s EVE at December 31, 2012, reflecting the most current information available, based on a rise in interest rates of 100 basis points was a 9.5 percent increase, representing a dollar increase in equity value of $877,000. The Bank’s exposure increases to a 19.9 percent increase in its EVE under a 200 basis point rise in rates, representing a dollar increase in equity of $1,835,000. The Bank’s post shock EVE ratio at December 31, 2012, assuming a 200 basis point rise in interest rates was 9.04 percent and indicated a 163 basis point increase from its 7.41 percent based on no change in interest rates.

Compared to the comparable group, with particular attention to the Bank’s equity level and asset and liability mix, we believe that a downward adjustment is warranted for Home’s current financial condition, due to the Bank’s moderately lower equity position.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent two fiscal years, Home has been characterized by decreases in assets, loans and deposits relative to its comparable group. The Bank’s average annual asset change from September 30, 2011, to March 31, 2013, was a decrease of 6.0 percent. This shrinkage rate compares to a lower 2.1 percent for the comparable group, a lower 2.5 percent for all thrifts, and a lower 2.0 percent for Midwest thrifts. The Bank’s shrinkage in assets is reflective primarily of its shrinkage in deposits during the period of an average annual 6.2 percent and average annual rise in cash and investments of 50.3 percent. Home’s loan portfolio indicates an average annual decrease of 13.6 percent from September 30, 2011, to March 31, 2013, compared to average shrinkage rates of 1.2 percent for the comparable group, 1.1 percent for all thrifts and 1.5 percent for Midwest thrifts.

Home’s deposits indicated a decrease of 7.3 percent from fiscal 2011 to 2012. Annual deposit change was growth rates of 1.4 percent for the comparable group, 1.7 percent for all thrifts and 1.5 percent for Midwest thrifts. During the six months ended March 31, 2013, the Bank’s total deposits decreased $2.2 million or 1.2 percent. It should be further noted that certificates of deposit, a primary component of deposits, decreased by $7.3 million or 17.1 percent from September 30, 2012, to March 31, 2013. The Bank had $5.5 million in borrowed funds or 4.5 percent of assets at March 31, 2013, compared to the comparable group at 6.2 percent and had a higher $6.5 million in borrowed funds at September 30, 2012.

In spite of its deposit shrinkage historically, considering the demographics, competition and deposit base trends in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is significantly dependent on its capital position combined with its ability to increase its market share by competitively pricing its loan and deposit products, maintaining a high quality of service to its customers and strengthening its loan origination activity. Home’s primary market area experienced increases in population and households in Dane County between 2000 and 2010. The Bank’s primary market area also indicates 2010 per capita income modestly above Wisconsin’s and that of the United States, and the median household income level in Dane County was also above the state and the national level. In 2010, the median housing value in Dane County was higher than those of Wisconsin and the United States, as were median rents.

Asset, Loan and Deposit Growth (cont.)

Notwithstanding the proceeds of the conversion, the Bank’s primary focus of its operations in Dane County could limit the Bank’s potential for growth in assets, loans and deposits. The total deposit base in Dane County grew by 5.7 percent from June 30, 2011, to June 30, 2012; and during that period, the number of financial institution offices decreased by five offices in Dane County. From June 30, 2011, to June 30, 2012, Home’s deposit market share in Dane County increased from 0.78 percent to 0.88 percent.

Based on the foregoing factors, we have concluded that a slight downward adjustment to the Corporation’s pro forma value is warranted.

DIVIDEND PAYMENTS

The Corporation has no plans to pay an initial cash dividend. The payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. Eight of the ten institutions in the comparable group paid cash dividends during the most recent twelve months for an average dividend yield of 1.37 percent and an average payout ratio of 26.43 percent. During that twelve month period, the average dividend yield was 0.26 percent and the average payout ratio was 8.81 for the four Wisconsin thrifts; and the average dividend was 1.34 percent and the average payout ratio was 35.34 percent for all thrifts.

In our opinion, a slight downward adjustment to the pro forma market value of the Corporation is warranted related to dividend payments.

SUBSCRIPTION INTEREST

In 2012, investors’ interest in new issues has improved but is still not strong. Such interest is possibly related to the improved performance of financial institutions overall, which could be challenged in the future due to the low interest rate environment and the compression of net interest margin. The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions for financial institution stocks and stocks overall, aftermarket price trends and the expectation of renewed merger/acquisition activity in the thrift industry.

Home will direct its offering initially to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $485,000 or 5.1 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion.

The Bank has secured the services of Keefe, Bruyette &Woods, Inc., to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering and recent subscription levels for conversions, we believe that no adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering with the assistance of Keefe, Bruyette &Woods, Inc. The stock of the Corporation will be traded on the OTC Bulletin Board.

The Bank’s total public offering is considerably smaller in size than the average market value of the comparable group. The comparable group has an average market value of $53.5 million for the stock outstanding compared to a midpoint public offering of $9.5 million for the Corporation, less the ESOP and the estimated 50,000 shares to be purchased by officers and directors. The Corporation’s public market capitalization will be approximately 17.8 percent of the size of the public market capitalization of the comparable group. Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of over 3,912 shares during the last four quarters.

The comparable group has an average of 3,783,056 shares outstanding compared to 945,000 shares outstanding for the Corporation.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

The chairman and chief executive officer of Home is James R. Bradley (reference Exhibit 25). Mr. Bradley joined the Bank in 1975 and served the Bank in numerous positions, including mortgage loan officer prior to becoming president and chief executive officer. He became president and chief executive officer in 1985 and was also appointed a director in 1985. Mr. Bradley has been chairman of the board since 1987. Mr. Bradley has also served as chairman of the board for many local organizations including Downtown Madison, Madison Children’s Museum and the South Central Wisconsin Housing Foundation. He currently serves on the boards of the Greater Madison Visitors and Convention Bureau, Madison Community Foundation, Sustain Dane and the Center for Resilient Cities. Mr. Mark A. Fritz joined Home as senior vice president

Management    (cont.)

and chief financial officer in 2001. Mr. Fritz has 25 years of experience in bank financial management with a diverse group of banks, including Jefferson County Bank in Fort Atkinson, Wisconsin, Bank One in Madison, Wisconsin, and McFarland State Bank in McFarland, Wisconsin. He received both a BBA and an MBA in the areas of accounting, finance, investments, and banking, from the University of Wisconsin-Madison. Mr. Matt Rosenthal joined Home as senior vice president of commercial banking in April 2013. He has over ten years of banking experience, including eight years with Summit Credit Union, Madison, Wisconsin, where he most recently served as vice president of business services. He has also served as branch manager for a U.S. Bank branch located in Illinois. Mr. Rosenthal earned his MBA from the University of Dubuque and has taught marketing at Loras College. Ms. Joyce Dismuke joined Home in 1991 and has served as vice president of mortgage lending since 1997. Prior to joining the Bank, Ms. Dismuke was a loan underwriter at the First National Bank in Rockford, Illinois. Her responsibilities with the Bank include loan underwriting, loan operations management, collections, and lending compliance. Ms. Dismuke has a strong interest in consumer education and financial counseling and has developed classes for first time home buyers and for gaining personal financial stability. Ms. Gail Schroeter joined Home in 1984 and has served as vice president of retail banking since 2000. Prior to her current position, Ms. Schroeter served the Bank as a teller, branch manager and mortgage loan officer. Her responsibilities include direction of branch managers, personal bankers and deposit operations staff. She also serves as the compliance officer for retail products and the Bank’s Bank Secrecy Act officer.

Management    (cont.)

During its two most recent fiscal years, Home has been able to maintain a reasonable net interest margin, maintain its higher noninterest income and reduce its higher cost borrowed funds. The Bank did experience a rise in its noninterest expenses to assets. The Bank experienced a loss in 2011 and modest earnings in 2012 due to the sale of its downtown office. The Bank’s asset quality position has improved from September 30, 2011, to March 31, 2013, with nonperforming assets decreasing from September 30, 2011, to September 30, 2012, then decreasing from September 30, 2012, to March 31, 2013. Home’s interest rate risk has been modest, primarily as a result of its higher share of adjustable-rate loans. The Bank’s earnings and return on assets have been below industry averages, while its net interest margin has been similar to industry averages, but management is confident that the Bank is well positioned for moderate loan growth and a return to profitability following its conversion.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a new conversion continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s problems with delinquent loans, dependence on interest rate trends, volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering. In our opinion, recent market trends cause us to conclude that a modest new issue discount is warranted in the case of this offering. Consequently, at this time we have made a small downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.        VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry improved in 2001 to 2007, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as provision for loan losses increased significantly resulting in losses in the industry, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to assets method. The price to earnings method was not used due to the Corporation’s negative core earnings and negative earnings in the twelve months ended March 31, 2013.

In recognition of the volatility and variance in earnings, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a second valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value and the super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value.”

Introduction (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s financial condition, earnings, liquidity of the stock, dividends, marketing of the issue, and asset, loan and deposit growth. No adjustments were made for the Bank’s subscription interest and management. An upward adjustment was made for market area.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

Exhibit 48 shows the average and median price to book value ratios for the comparable group which were 78.33 percent and 82.00 percent, respectively. The full comparable group indicated a moderate pricing range, from a low of 59.74 percent (First Savings Financial Group, Inc.) to a high of 91.70 percent (Alliance Bancorp of Pennsylvania). The comparable group had higher average and median price to tangible book value ratios of 82.53 percent and 84.62 percent, respectively, with a range of 64.40 percent to 93.29 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed to a low of 64.40 percent and a high of 84.32 percent, and the comparable group’s price to tangible book value range also narrowed moderately from a low of 67.95 percent to a higher of 91.70 percent.

Price to Book Value Method    (cont.)

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 55.62 percent and a price to tangible book value ratio of 55.62 percent at the midpoint. The price to book value ratio increases from 51.03 percent at the minimum to 63.53 percent at the super maximum, while the price to tangible book value ratio increases from 51.03 percent at the minimum to 63.53 percent at the super maximum.

The Corporation’s pro forma price to book value and price to tangible book value ratios of an identical 55.62 percent, as calculated using the prescribed formulary computation indicated in Exhibit 47, are influenced by the Bank’s capitalization, asset quality position, earnings performance, ESOP level, local market and public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. The Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 13.04 percent compared to 14.46 percent for the comparable group (reference Exhibit 48). Based on the price to book value ratio and the Bank’s total equity of $9,773,000 at March 31, 2013, the indicated pro forma market value of the Corporation using this approach is $9,450,000 at the midpoint (reference Exhibit 47).

PRICE TO EARNINGS METHOD

The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Home’s after tax net earnings for the twelve months ended March 31, 2013, were a loss of $200,000, and the Bank’s after tax core earnings for that period were an identical loss of $200,000 as indicated in Exhibit 7. Due to negative core earnings, the price to core earnings method was not meaningful.

Even though the price to core earnings method is not meaningful, we will briefly review the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly traded thrifts. The average price to core earnings multiple for the comparable group was 21.24, while the median was 21.92. The average price to net earnings multiple was a lower 20.99, and the median multiple was a lower 20.39. The comparable group’s price to core earnings multiple was higher than the 17.43 average multiple for all publicly traded, FDIC-insured thrifts and higher than their median of 15.73. The range in the price to core earnings multiple for the comparable group was from a low of 12.31 (LSB Financial Corp.) to a high of 36.03 (Poage Bankshares, Inc.). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 13.37 times earnings to a high of 29.72 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.

Exhibit 48 indicates that the average price to assets ratio for the comparable group was 11.49 percent and the median was 12.10 percent. The range in the price to assets ratios for the comparable group varied from a low of 6.53 percent (Citizens Community Bancorp) to a high of 15.97 percent (Alliance Bancorp of Pennsylvania). The range narrows modestly with the elimination of the two extremes in the group to a low of 7.40 percent and a high of 15.90 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 7.26 percent at the midpoint, which ranges from a low of 6.23 percent at the minimum to 9.40 percent at the super maximum. Based on the Bank’s March 31, 2013, asset base of $123,032,000, the indicated pro forma market value of the Corporation using the price to assets method is $9,450,000 at the midpoint (reference Exhibit 47).

VALUATION CONCLUSION

Exhibit 53 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the price to book value ratio of 55.62 percent for the Corporation represents a discount of 28.99 percent relative to the comparable group and decreases to a discount of 18.89 percent at the super maximum. The price to assets ratio of 7.26 percent at the midpoint represents a discount of 36.85 percent, decreasing to a discount of 18.17 percent at the super maximum.

It is our opinion that as of May 28, 2013, the pro forma market value of the Corporation is $9,450,000 at the midpoint, representing 945,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $8,032,500 or 803,250 shares at $10.00 per share to a maximum of $10,867,500 or 1,086,750 shares at $10.00 per share, and then to a super maximum of $12,497,625 or 1,249,763 shares at $10.00 a share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value and then 15 percent above the maximum.

The appraised value of Home Savings Bank, as of May 28, 2013, is $9,450,000 at the midpoint.